EXHIBIT 11
                                ==========


                  PEOPLES BANCORP INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                  =====================================


(dollars in thousands, except share data)         For the Three Months Ended
                                                           March 31,
                                                    1999              1998
BASIC EARNINGS PER SHARE
========================
EARNINGS:
Net income                                        $2,630             $2,376

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding     6,315,613          6,321,352
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        BASIC EARNINGS PER SHARE                   $0.42              $0.38
=============================================================================

DILUTED EARNINGS PER SHARE
==========================
EARNINGS:
Net income                                        $2,630             $2,376

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding     6,315,613          6,321,352
Net effect of the assumed exercise of
   stock options based on the treasury
   stock method                                  148,316            207,756
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      Total                                    6,463,929          6,529,108

        DILUTED EARNINGS PER SHARE                 $0.41              $0.36
=============================================================================


Adjusted for 10% stock dividend to be issued June 15, 1999, to shareholders of record at May 28, 1999, and a 3-for-2 stock split issued April 30, 1998, to shareholders of record at April 13, 1998.